Exhibit 10.8
BURNHAM HILL PARTNERS
A DIVISION OF PALI CAPITAL INC.

590 MADISON AVENUE NEW YORK, NEW YORK 10022	TEL 212-980-2200 FAX 212-980-9466
September 14, 2007
Mr. Harry G. Mitchell
Interim Chief Executive Officer, CFO and Treasurer
Sontra Medical Corporation
10 Forge Parkway
Franklin, MA 02038
Dear Mr. Mitchell:
This letter Agreement (the “Agreement”) confirms the engagement of Burnham Hill Partners (“BHP”), a division of Pali Capital, Inc., by Sontra Medical Corporation (the “Company”) to act as (i) its exclusive financial advisor in connection with a strategic transaction with Durham Pharmaceuticals Ltd. d/b/a Echo Therapeutics, Inc. (“Echo”), which may include an acquisition, partnership, strategic alliance, technology licensing or merger with Echo (a “Strategic Transaction”) and (ii) its exclusive placement agent in connection with an equity and/or debt financing through a transaction or transactions exempt from registration under the Securities Act of 1933, as amended and in compliance with the applicable securities laws and regulations, in connection with a Strategic Transaction (a “Financing”).
As part of BHP’s engagement, at the Company’s request, BHP will use its commercially reasonable best efforts to:
(a)	assist the Company in analyzing and evaluating the business, operations and financial position of Echo;

(b)	assist the Company with its due diligence efforts related to a Strategic Transaction;

(c)	assist the Company in structuring and negotiating a Strategic Transaction; be available at the Company’s request to meet with its Board of Directors to discuss a Strategic Transaction and its financial implications;

(d)	assist the Company in identifying potential sources of funding in connection with a Strategic Transaction; and

(e)	assist the Company with ongoing financial advisory, integration and consulting services in connection with a Strategic Transaction through the Authorization Period (as defined below).
In connection with BHP’s engagement hereunder, the Company shall compensate BHP as set forth below:
(a)	In connection with the closing of a Strategic Transaction, a transaction fee shall be paid to BHP, in accordance with the following (the “Transaction Fee”):
1.	$150,000 in cash, payable upon the completion of a Qualified Financing (as defined below) by the Company. For the purposes of this Agreement, “Qualified Financing” shall be defined as any equity or equity linked financing or a combination of such financings following the first date written above with gross proceeds to the Company totaling at least $2,500,000; provided, however, the Qualified Financing shall be reduced by the aggregate principal amount represented by the Senior Promissory Bridge Notes issued by the Company prior to the completion of such Qualified Financing.

2.	Upon the closing of a Strategic Transaction, the Company shall issue BHP and/or its designees and assignees warrants to purchase an aggregate of 425,000 shares of the

Company’s Common Stock (the “Warrants”). The Warrants shall have an exercise price equal to the last closing sale price for the Company’s Common Stock immediately prior to the closing of the Strategic Transaction, be exercisable immediately after the date of issuance and expire five (5) years after the date of issuance, unless extended by the Company. The shares underlying the Warrants shall have standard piggyback registration rights and be included in any registration statement covering the shares issued to Echo stockholders in connection with a Strategic Transaction. The Warrants shall also be exercisable pursuant to a cashless exercise provision, be non-redeemable and include customary weighted-average anti-dilution protection, including protection against the issuance of securities at prices (or in the case of convertible securities, at conversion prices) below the exercise price of the Warrants then in effect.
(b)	In connection with the closing of a Financing, the Company shall pay BHP a fee equal to eight percent (8%) of the gross proceeds received by the Company (the “Placement Fee”). In addition, the Company shall issue 5-year warrants equal to ten percent (10%) of the number of shares issued (or, in the case of convertible securities, the number of shares issuable on an as converted basis) in such financing to BHP and/or its designees or assignees (the “Placement Warrants”). The Placement Warrants shall be exercisable at 110% of the purchase price of the common stock issued, or, in the case of convertible securities, 110% of the conversion price of the securities issued. The shares underlying the Placement Warrants shall have standard piggyback registration rights, be exercisable pursuant to a cashless exercise provision, be non-redeemable and be included in any registration statement covering the shares issued pursuant to any financing activity under this Agreement.
In connection with this Agreement, the Company will furnish BHP with all information concerning the Company which BHP reasonably deems appropriate and will provide BHP with access to its officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that BHP will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for the independent investigation or verification thereof. All non-public information concerning the Company that is given to BHP will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, BHP will not disclose any information to any third party without the consent of the Company. If we are requested to render an opinion from a financial point of view regarding any aspect of this Agreement, the nature, scope and fees associated with our analysis as well as the form and substance of our opinion shall be such as we deem appropriate and will be covered under a separate letter agreement.
BHP’s engagement relating to the potential Strategic Transaction and Financing shall expire on January 31, 2008 (the “Authorization Period”). Either party may, upon ten (10) days written notice to the other party, terminate this Agreement. BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the expiration of twelve (12) months after the closing of the Qualified Financing (the “Tail Period”), the Company completes a Strategic Transaction or Financing involving investors specifically identified on a list prepared and mutually agreed to by the Company and BHP within ten (10) days following the closing of the Qualified Financing.
Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company’s Interim Chief Executive Officer at the address listed above; and (b) if to BHP, to its offices at 590 Madison Avenue, 5th floor, New York, NY 10022, Attention: Jason Adelman, Managing Director.
No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent. BHP will be acting on behalf of the Company in connection with its engagement hereunder, and has previously entered into a separate letter agreement, dated July 25, 2007, providing for the indemnification by the Company of BHP and certain related persons and entities, attached hereto as Exhibit A, the provisions of which are incorporated herein by reference.

BHP is a division of Pali Capital, Inc., a registered broker dealer. This Agreement shall remain in full force and effect as to BHP and the Company, and shall be deemed fully assigned, in the event that either (i) BHP becomes an independent entity or (ii) the Company completes a Strategic Transaction. Our engagement is for the limited purposes set forth under this Agreement, and the rights and obligations of each of BHP and the Company are herein defined. Each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the indemnification, which shall remain in full force and effect.
We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours, Burnham Hill Partners
By:
Name:
Title:

Accepted and agreed to as of the date first written above:
Sontra Medical Corporation

By:

Name:
Title:

Exhibit A

TO:	Burnham Hill Partners	Date: July 25, 2007
A division of Pali Capital Inc.
590 Madison Avenue
New York, NY 10022
          In connection with your engagement pursuant to our letter Agreement of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Burnham Hill Partners, a division of Pali Capital Inc. (“BHP”) and its affiliates, the respective directors, officers, partners, agents and employees of BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates or successor in interest (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter Agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.
          We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this Agreement or any related engagement Agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event we are considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by BHP, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to BHP.
          If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that you are called or subpoenaed to give testimony in a court of law, we agree to pay your expenses related thereto and for every day or part thereof that we are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.
          The provisions of this Agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This Agreement and any other Agreements relating to the Engagement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Very truly yours,
Accepted and Agreed:

Burnham Hill Partners		Sontra Medical Corporation

By:	By:

Name:		Name:
Title: Managing Director		Title: Interim Chief Executive Officer, CFO and Treasurer

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